UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Philip Morris International Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

PHILIP MORRIS INTERNATIONAL INC.

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2026

On March 26, 2026, Philip Morris International Inc. (the “Company”) filed its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission for the 2026 Annual Meeting of Shareholders of the Company to be held on May 6, 2026 (the “Annual Meeting”).

This proxy statement supplement (this “Supplement”) supplements and amends the Proxy Statement to correct an error on page 10 of the Proxy Statement. The Company discovered that due to an error inadvertently introduced during the conversion of the final document into the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) filing format, the Proxy Statement did not include the correct picture of the Chairman of its Compensation and Leadership Development Committee. See below under the heading “Change to the Proxy Statement.” This Supplement corrects that inadvertent error which only existed in the EDGAR filed version. Other than this change, the Proxy Statement remains unchanged, and this Supplement does not otherwise modify, amend, supplement, or affect the Proxy Statement.

From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously distributed for the Annual Meeting. In addition, this Supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

Change to the Proxy Statement

The Chairman of the Company’s Compensation and Leadership Development Committee is Mr. Werner Geissler and this is his picture:

Werner Geissler
(CHAIR)

Mr. Michel Combes is not on the Compensation and Leadership Development Committee.